Exhibit 10.7

womblebonddickinson.com

20 December 2017

Lease

relating to

Lab 11b, Suite 11 Write Up Space and Suite 12, 1st Floor, The Queen Mary BioEnterprises Innovation Centre, Whitechapel, 42 New Road,

London, E1 2AX

Queen Mary Bioenterprises Limited (1) and

ADC Therapeutics (UK) Limited (2)

I, Nicola Louise Guss
certify that this is a true and complete copy of the original document

Signed	/s/ Nicola Louise Guss
Solicitor/Legal Executive

Dated	21 December 2017
Womble Bond Dickinson (UK) LLP
112 Quayside St Ann’s Wharf,
Newcastle-upon-Tyne, NE1 3DX

Womble Bond Dickinson (UK) LLP
Tel +44(0)345 415 0000
www.womblebonddickinson.com

DATE

PARTIES

(1)	Queen Mary Bioenterprises Limited (No. 04324033) whose registered office is at Queen Mary University of London, 327 Mile End Road, London, E1 4NS.

(2)	ADC Therapeutics (UK) Limited (No. 09353055) whose registered office is at 4th Floor Reading Bridge House, George Street, Reading, Berkshire, RG1 8LS.

AGREED TERMS

1.	PARTICULARS

	Business Day	a day on which banks are open for business in London which is not a Saturday or Sunday or bank holiday.

	Building	the Queen Mary Bioenterprises Innovation Centre 42 New Road Whitechapel E1 2AX being all the land comprised in Title Number EGL520546.

	Group Company	a company that is a member of the same group as the Tenant within the meaning of Section 42 of the Landlord and Tenant Act 1954 (as amended).

Premises

Lab 11b, Suite 11 write up space and Suite 12, First Floor of The Queen Mary Bioenterprises Innovation Centre 42 New Road Whitechapel E1 2AX shown edged yellow on the Plan which forms Schedule 6 hereto which includes:

(a)	all additions and improvements to the Premises;

(b)	all Landlord’s fixtures and fittings and all other fixtures of every kind which shall from time to time be in or upon the Premises (whether originally affixed or fastened to or upon the Premises or otherwise) except any trade fixtures installed by the Tenant which can be removed from the Premises without causing any material damage to the Premises;

(c)	the internal faces (including the plaster paint and other decorative finishes but not any other part) of the walls which enclose the Premises and of the walls within the Premises;

(d)	the screed and finish (but not any other part) of the floors within the Premises;

(e)	the suspended ceiling and the internal faces including the tiles plaster paint and other decorative finishes of it and all light fittings therein;

(f)	all doors door furniture door frames and glass in such door within premises;

But excluding:

(a)	the windows in the exterior walls and their frames and fittings;

the whole of the interior structural load bearing walls and columns within that part of the Building other than their plasterwork and other than the doors and windows and their frames and fittings within such walls;

all service media within that part of the Building which do not exclusively serve that part of the Building; and

the void between the suspended ceiling and the concrete slab separating the first floor of the Building from the second floor of the Building.

	Term	a term commencing on 1 January 2018 and expiring on 31 December 2023.

	Rent	initial rent of £150,444.75 plus VAT per annum subject to review in accordance with clause 9 of this Lease. The Rent is inclusive of charges for the provision of Landlord services relating to facilities infrastructure building fabric as set out in Schedule 4 but excludes business rates or any additional charges payable by the Tenant as itemised in Schedule 5.

	Rent Commencement Date	1 January 2018.

	Rent Payment Dates	the 1st day in any calendar month.

	Review Date	1 January 2020 and 1 January 2022.

	Permitted Use	research and development within Use Class B1 of the Schedule to the Town & Country Planning (Use Classes) Order 1987.

2.	DEFINITIONS

	Break Date	1 January 2020 and 1 January 2022.

	Break Notice	written notice to terminate this lease on the Break Date specifying the relevant Break Date and serve in accordance with Clause 8.

	Deposit	a sum equal to two months’ annual Rent plus a sum equal to VAT on that amount.

	Insured Risk	such risks as are specified in the Superior Lease.

	Interest	interest during the period from the date on which the payment is due to the date of payment both before and after any judgment at the Interest Rate or should the base rate referred to in clause 2.4 cease to exist such other rate of interest as is most closely comparable with the Interest Rate to be determined by the Landlord.

	Interest Rate	three per cent (3%) above the base rate of the Bank of England.

	Minimum Amount	the sum equal to 2 months’ annual Rent plus a sum equal to VAT on that amount.

	Planning Acts	the Town and County Planning Act 1990 the Planning (Listed Building and Conservation Areas) Act 1990 the Planning (Consequential Provisions) Act 1990 the Planning (Hazardous Substances) Act 1990 the Planning and Compensation Act 1991 the Planning Act 2008 and all statutes regulations and orders included by virtue of clause 3.5.

Previous Leases	the lease of Suite 11 dated 9 March 2015 (as varied by a Deed of Surrender and Variation dated 1 August 2017) and the lease of Suite 12 dated 22 January 2015

Reinstatement Specification Index	the plans, photographs and specifications indexed and annexed in Schedule 8

Superior Landlord	Queen Mary and Westfield College, University of London.

Superior Lease	a lease dated 15 March 2007 and made between (1) the Superior Landlord and (2) Queen Mary Innovation Limited.

VAT	Value Added Tax or any other such imposition or levy of a like nature which may extend or replace Value Added Tax.

3.	INTERPRETATION

3.1	The expressions the Superior Landlord the Landlord and the Tenant wherever the context so admits include their respective successors in title.

3.2	Words importing the one gender include all other genders and words importing the singular include the plural and vice versa.

3.3	References to any right of the Landlord to have access to the Premises shall be construed as extending to all persons reasonably authorised by the Landlord and also the Superior Landlord.

3.4	Any covenant by the Tenant not to do an act or thing shall be deemed to include an obligation not to permit such act or thing to be done.

3.5	Any reference to a specific statute includes any statutory extension or modification or re-enactment of such statute and any regulations or orders made there under and any general reference to ‘statute’ or ‘statutes’ includes any regulations or orders made there under.

4.	GRANT

4.1	The Landlord lets the Premises to the Tenant for the Term with full title guarantee.

4.2	The grant is made together with the rights specified in Schedule 1 excepting and reserving to the Landlord the rights specified in Schedule 2 and subject to the matters referred to in Schedule 3.

4.3	The grant is made with the Tenant paying the following as rent to the Landlord:

4.3.1	the Rent and all VAT in respect of it;

4.3.2	all interest payable under this Lease; and

4.3.3	all other sums due under this Lease.

5.	TENANT’S COVENANTS

The Tenant covenants with the Landlord:

5.1	Rents

To pay the Rent and any VAT in respect of it (whether formally demanded or not) without any deduction or set off by twelve (12) equal monthly instalments in advance on or before the Rent Payment Dates. The payments shall be made by electronic means and the first such payment shall be made on the date of this Lease and shall be a proportionate sum in respect of the period from and including the Rent Commencement Date to and including the day before the Rent Payment Date next following.

5.2	Security Deposit

5.2.1	On or before the date of this Lease the Tenant shall pay the Deposit to the Landlord. The Deposit shall belong to the Tenant subject to the terms of this Lease;

5.2.2	The Tenant shall pay to the Landlord such sum or sums necessary to ensure that the Deposit is not less than the Minimum Amount within 10 Business Days of the date upon which each and every review of Rent is settled in accordance with the terms of this Lease (and the Landlord shall provide the Tenant with a written demand for such payment);

5.2.3	If:

(a)	an event of default by the Tenant (as set out in clause 7.1) exists under this Lease at any time or;

(b)	the Tenant fails to comply with the yielding up requirements of clause 5.11 on or following the expiry of the Term (however so determined);

the Landlord shall forthwith give notice thereof to the Tenant in writing and may use or apply or retain the whole or any part of the Deposit to the extent necessary to cure the event of default;

5.2.4	If at any time during or following the Term of this Lease the Landlord applies all or a portion of the Deposit to cure the Tenant’s event of default the Tenant shall repay to the Landlord within ten (10) Business Days after written demand by the Landlord any amount necessary to restore the Deposit to the Minimum Amount;

5.2.5	At the end of the Term (howsoever determined) the Tenant shall at its own cost appoint an independent consultant (such appointment to be approved by the Landlord such approval not to be unreasonably withheld or delayed) to inspect the Premises, the ceiling void air supply and extract ductwork, the ceiling void ductwork connected to the Tenant’s ducted fume hoods and ducted equipment and provide a certificate of decontamination to confirm that the Premises are free from contamination by radioactive or other toxic substances and that there has been no spread of any contamination into the ceiling void ductwork or otherwise. In the event that a satisfactory decontamination certificate is not produced within five (5) Business Days after the end of the Term (howsoever determined) the Landlord may:

(a)	require the Tenant to remove at its own cost and within a period of fifteen (15) Business Days after the end of the Term the fume hoods (such works to be carried out to the satisfaction of the Landlord); and or

(b)	implement its own decontamination processes on the Premises and ceiling void ductwork using an independent consultant (and using reasonable endeavours to complete these processes within twelve months after the end of the Term) and if at any time the costs incurred by the Landlord in carrying out its decontamination processes exceed the Deposit the Tenant shall pay the balance sum to the Landlord within ten (10) Business Days of written demand.

5.2.6	If the Tenant has provided a certificate of decontamination in accordance with clause 5.2.4 the Deposit or the balance of it (if any) shall be returned to the Tenant within three (3) months of the end of the Term;

5.2.7	If the Landlord requires the Tenant to remove the fume hoods as detailed in clause 5.2.4 (a) the Deposit or the balance of it (if any) shall be returned to the Tenant within 3 months of the date on which the removal works have been completed to the satisfaction of the Landlord or within 3 months of the date on which the Landlord’s decontamination process has been concluded, whichever is the latest;

5.2.8	If the Landlord implements its own decontamination processes as detailed in clause 5.2.4 (b) the Deposit or the balance of it (if any) shall be returned to the Tenant within 3 months of the date on which the Landlord’s decontamination processes have been concluded or within 3 months of the date on which the fume hood removal works have been completed to the satisfaction of the Landlord, whichever is the latest.

5.3	Operating Expenses

The Tenant agrees to pay to the Landlord within twenty (20) Business Days of written demand any and all operating expenses expressly set out below:

5.3.1	Sub-metered chargeable electrical usage for the Premises as evidenced by the Landlord (see Schedule 5 of this Lease);

5.3.2	Use of other fee-for-use services such as usage of the telecoms lines and meeting room usage;

5.3.3	Electricity charges as evidenced by the Landlord covering the air handling systems connected to any Tenant’s ducted equipment e.g. fume hoods (every three (3) months payable within twenty (20) Business Days of written demand).

5.4	Outgoings

To pay and indemnify the Landlord against all rates taxes assessments duties charges impositions and outgoings which are now or during the Term shall be charged assessed or imposed on the Premises or upon the owner or occupier of them excluding any payable by the Landlord which in the absence of a direct assessment shall be reasonably determined by the Landlord.

5.5	Repair

To keep the Premises in good repair and decorative order and in a clean and tidy state and condition at all times.

5.6	Alterations and Additions

5.6.1	Structural alterations external alterations and additions are not permitted;

5.6.2	Not to make any internal non-structural alterations or additions (including partitioning) to the whole or any part of the Premises without the Landlord’s prior written consent (such consent not to be unreasonably withheld or delayed) and approval (such approval not to be unreasonably withheld or delayed) of previously submitted drawings and/or specification in a form reasonably required by the Landlord and if such consent is granted to comply with the Planning Acts in the carrying out of such alterations or additions;

5.6.3	For the avoidance of doubt, if the Landlord gives consent to the carrying out by the Tenant of any alterations to the Premises pursuant to clause 5.6.2 above, unless the Superior Landlord agrees to insure any such works from the date on which they are completed, they will at all times be at the sole risk of the Tenant.

5.7	Use

5.7.1	Not to use the Premises for any purpose other than the Permitted Use;

5.7.2	The Tenant covenants not under any circumstances to introduce Schedule 5 Pathogens into the Premises. Schedule 5 Pathogens are defined within the U.K. government’s Act entitled ‘The Schedule 5 to the Anti-Terrorism, Crime and Security Act 2001 (Modification) Order 2007’ and any subsequent modifying Statutory Instruments;

5.7.3	The Tenant covenants not under any circumstances to introduce human pathogens within hazard group categories 2, 3 and 4, as defined by the U.K. Government’s Health & Safety Executive Advisory Committee on Dangerous Pathogens, in their document entitled ‘The Approved List of Biological Agents’, dated 15 August 2013;

5.7.4	The Tenant covenants to indemnify the Landlord against all expenses costs claims damage and loss arising directly or indirectly from any breach of the provisions of clause 5.7.

5.8	Access of Landlord and Notice to Repair

5.8.1	Subject to the proviso in paragraph 3 of Schedule 2 to permit the Landlord at all reasonable times and upon prior reasonable notice (save in an emergency);

(a)	to enter upon the Premises for the purpose of ascertaining that the covenants and conditions of this Lease have been observed and performed or for any other reasonable purpose;

(b)	to view the state of repair and condition of the Premises;

5.8.2	If within one (1) month (or sooner in emergency) of the service of a notice by the Landlord on the Tenant to carry out specified repairs to the Premises which the Tenant has failed to carry out under the terms of this Lease the Tenant has not commenced or is not proceeding diligently with the work referred to in such notice or if the Tenant fails to complete the work within three (3) months (or sooner in emergency) the Tenant shall permit the Landlord to enter the Premises to execute the outstanding work and must pay to the Landlord the proper cost of so doing and all reasonable expenses properly incurred by the Landlord (including legal costs and surveyor’s fees) within seven (7)Business Days of a written demand.

5.9	Alienation

5.9.1	Save as permitted by clause 5.9.2 or clause 5.9.3, not to assign underlet charge or part with or share possession or occupation of the whole or any part of the Premises or hold the whole or any part of the Premises on trust for another.

5.9.2	The Tenant may assign the whole of this Lease with the prior consent of the Landlord. The Tenant acknowledges and agrees that the Landlord shall not be required to act reasonably when considering any application for consent to assign submitted by the Tenant pursuant to this clause, nor shall it be required to consider any such application within any specified period of time.

5.9.3	The Tenant may share occupation of the Premises with any company that is a member of the same group (within the meaning of section 42 of the LTA 1954) as the Tenant for as long as that company remains within that group and provided that no relationship of landlord and tenant is established by that arrangement.

5.10	Nuisance and Residential Restrictions

5.10.1	Not to do or permit to be done or suffer to remain upon the Premises anything which in the reasonable opinion of the Landlord may be or become or cause a nuisance annoyance injury or damage to the Landlord or its tenants or the occupiers of adjacent or neighbouring premises and not to obstruct others who are lawfully using any adjoining parts of the Premises;

7

5.10.2	Not to use the Premises for any dangerous noxious noisy or offensive trade or business nor for any illegal or immoral act or purpose and not to sleep or allow any person to sleep in the Premises;

5.10.3	Without prejudice to the generality of clauses 5.10.1 and 5.22 of this Lease, unless the lights are switched off, the Tenant must ensure that all blinds and curtains at the windows of the Premises are pulled down at dusk and remain down during all hours of darkness so that no disturbance, nuisance or inconvenience is caused to any neighbouring properties;

5.11      Yield Up

5.11.1	At the expiry of the Term to yield up the Premises with vacant possession and in accordance with the Tenant’s covenants in this Lease and to give up all keys (if any) of the Premises to the Landlord and remove all signage erected by the Tenant in upon or near the Premises and forthwith make good damage caused by such removal at the Tenant’s expense;

5.11.2	At the expiry of the Term the Premises should be delivered in a clean and tidy condition and laboratories will be decommissioned and inspected by a qualified independent consultant at the tenant’s cost (who shall be first approved by the Landlord) at or before the expiration of the Term and the Tenant shall upon termination of this Lease remove from the Premises all the Tenant’s personal property and any and all owned or leased fixtures and equipment save as provided in clause 5.2 hereof.

5.11.3	If required by the Landlord the Tenant shall prior to the expiry of the Term (however so determined) reinstate the Premises to the specification detailed in the Reinstatement Specification. The Tenant will make good any damage caused by such reinstatement at its own expense and to the reasonable satisfaction of the Landlord.

5.12      Interest on Arrears

The Tenant must pay Interest on any of the Rent or other sums due under this Lease that are not paid within seven (7) Business Days of the date due whether formally demanded or not. Nothing in this clause entitles the Tenant to withhold or delay any payment of the Rent or any other sum due under this Lease or affects the rights of the Landlord in relation to any non-payment.

5.13      Costs

5.13.1	The Tenant shall pay the costs and expenses of the Landlord including any solicitors’ or other professionals’ costs and expenses incurred (both during and after the end of the Term) in connection with or in contemplation of any of the following:

(a)	the enforcement of the tenant covenants of this Lease;

(b)	serving any notice in connection with this Lease under section 146 or 147 of the Law of Property Act 1925 or taking any proceedings under either of those sections, notwithstanding that forfeiture is avoided otherwise than by relief granted by the court;

(c)	serving any notice in connection with this Lease under section 17 of the Landlord and Tenant (Covenants) Act 1995;

(d)	the preparation and service of a schedule of dilapidations in connection with this Lease; or

(e)	any consent or approval applied for under this Lease, whether or not it is granted (unless the consent or approval is unreasonably withheld by the Landlord in circumstances where the Landlord is not unreasonably to withhold it).

5.13.2	Where the Tenant is obliged to pay or indemnify the Landlord against any solicitors’ or other professionals’ costs and expenses (whether under this or any other clause of this Lease) that obligation extends to those costs and expenses assessed on a full indemnity basis;

5.14      Keyholders

The Tenant must ensure that at all times the Landlord has written notice of the name home address and home telephone number and mobile telephone number of at least two (2) codeholders or keyholders (as appropriate) of the Premises.

5.15      Notices

To pass to the Landlord within ten (10) Business Days of receipt any notices or communications received from any public authority affecting the Premises.

5.16      Defective Premises

The Tenant must give notice to the Landlord of any defect in the Premises which might give rise to an obligation on the Landlord to do or refrain from doing any act or thing in order to comply with the provisions of this Lease or the duty of care imposed on the Landlord pursuant to the Defective Premises Act 1972 or otherwise and at all times to display and maintain all notices which the Landlord may from time to time reasonably require to display at the Premises.

5.17      Signs

Not to place any sign or advertisement outside the Premises or lettering upon the windows or any other part of the Premises without the prior written consent of the Landlord such consent not to be unreasonably withheld.

5.18      Insurance

5.18.1	Not to do or suffer to be done on the Premises anything whereby any policy of insurance effected by the Superior Landlord or the Landlord may become void or voidable or whereby the premiums payable in respect thereof may be increased;

5.18.2	To indemnify the Landlord against any loss or damage suffered due to the Tenant’s failure to comply with clause 5.18.1;

5.18.3	To insure its own fixtures and fittings and effects including personal property insurance and public liability insurance in respect of its directors and staff and visitors and any other persons at the Premises and to provide the Landlord on demand with evidence of a valid certificate of insurance.

5.19      Regulations

The Tenant shall comply with the Superior Landlord’s and the Landlord’s reasonable regulations from time to time relating to the Building including the disposal of refuse.

5.20      Indemnity

To be responsible for and to keep the Landlord fully indemnified against all costs expenses claims and liabilities arising directly out of any act omission or negligence of the Tenant or any persons at the Premises or in the Building expressly or impliedly with the Tenant’s authority or any breach or non-observance by the Tenant of the covenants conditions or other provisions of this Lease.

5.21      Pollution

Not to permit to be discharged into any pipes or conduits serving the Premises or the Building any oil or grease or any deleterious objectionable dangerous poisonous or explosive matter or substance and to take all reasonable measures to ensure that any effluent so discharged will not be corrosive or otherwise harmful to the said pipes or conduits or cause obstruction or deposit in them.

5.22     Compliance with Statute

To comply with all legal requirements statutes regulations and orders and all directly applicable EC Law for the time being in force and any requirements or directions of any competent authority relating to the Premises.

5.23     VAT

To pay to the Landlord VAT chargeable in respect of Rent or any other payment made by the Tenant under any of the provisions of or in connection with this Lease or paid by the Landlord or any payment made by the Landlord where the Tenant agrees in this Lease to reimburse the Landlord for such payment and the Landlord is not entitled to recover the same by way of set off from H M Revenue and Customs.

5.24     Superior Lease

To observe and perform the tenant covenants in the Superior Lease in so far as they relate to the Premises except for the covenant to pay rent.

5.25     Compliance with Queen Mary Bioenterprises Management processes

5.25.1	If appropriate upon request to complete sign and date the ‘Queen Mary Bioenterprises Lab Questionnaire’ on or prior to completion a signed and dated copy of which is annexed to this Lease and to review and assess annually;

5.25.2	To provide the Landlord with information relating to jobs brought to the Landlord and any jobs or employment created within the Term to enable the Landlord to provide quarterly reports to the London Development Agency (the LDA) or its successor;

5.25.3	To reasonably assist the management of the Landlord prior to the occupation of the space in carrying out credit-worthiness checks of the Tenant which may include: a standard commercial credit check; checking that the company directors are not disqualified; copies of the current balance sheet and business plan (including cash flow forecast);

5.25.4	To provide every half year interim accounts and a written directors’ report outlining the development plans of the business with regards to the occupied space;

5.25.5	To provide half yearly job forecasts due to grant reporting demands by the Landlord’s funders;

5.25.6	Upon request to complete sign and date the ‘Queen Mary Bioenterprises Health & Safety Policy’ on or prior to completion of signing this Lease.

6.	LANDLORD’S COVENANTS

The Landlord covenants with the Tenant:

6.1       Quiet Enjoyment

To permit the Tenant peaceably and quietly to hold and enjoy the Premises without any lawful interruption or disturbance from or by the Landlord or any person claiming under or in trust for the Landlord or by title paramount.

6.2       Superior Lease

The Landlord shall observe and perform the tenant covenants in the Superior Lease including to pay the rent save where they are the responsibility of the Tenant or another occupier of all or any part of the Building and shall procure so far as possible the Superior Landlord’s compliance with the landlord covenants in the Superior Lease.

6.3       Services

Subject to payment by the Tenant of the Rent the Landlord shall provide those services listed in Schedule 4 (the Services) PROVIDED THAT:

6.3.1	the Landlord shall not be liable for any temporary delay or interruption in or disruption to the provisions of any of the Services ;

6.3.2	the Landlord shall not be liable for any delay or interruption in or disruption to the provisions of any of the Services for any reason that is outside the reasonable control of the Landlord;

6.3.3	the Landlord shall not be liable for any defect or want of repair affecting the Premises unless the Landlord has received notice in writing thereof from the Tenant.

6.4       Option to Terminate

If the whole or a substantial part of the Premises shall be damaged or destroyed by any of the Insured Risks such that reinstatement of the Premises is impracticable either party may determine this Lease by giving three (3) months’ notice to the other after such damage or destruction and if so determined the Landlord shall not be under any obligation to reinstate the Premises and such determination shall be without prejudice to any antecedent breaches and the insurance monies shall belong to the Landlord (but not monies received by the Tenant under its own policy for loss of its own equipment and effects).

6.5       Confidentiality

To keep confidential all commercial and financial information provided by the Tenant in compliance with clause 5.25.1 (but for the avoidance of doubt the Landlord shall not be required to keep the information provided in accordance with clauses 5.24.2 and 5.24.5 confidential but the Landlord shall only share such information with the LDA or its successor).

7.	PROVISO

7.1       Re-entry

If at any time during the Term:

7.1.1	the Rent (or any part thereof) is outstanding for twenty one (21) calendar days after becoming due (whether formally demanded or not); or

7.1.2	the Tenant breaches any of the covenants and conditions contained in this Lease; or

7.1.3	the Tenant (being an individual) becomes bankrupt or (being a company) enters into liquidation whether compulsory or voluntary (save for the purpose of amalgamation or reconstruction of a solvent company) or has a receiver appointed or (in either case) enters into an arrangement or composition for the benefit of its creditors the Landlord may at any time (and notwithstanding the waiver of any previous right of re-entry) re-enter the Premises or any part of them in the name of the whole and thereupon the Term shall absolutely cease and determine but without prejudice to any rights or remedies which may have accrued to the Landlord against the Tenant in respect of any antecedent breach of any of the covenants and conditions contained in this Lease (including the breach in relation to which re-entry is made).

7.2       Representations

The Tenant acknowledges that this Lease has not been entered into in reliance wholly or partly on any statement or representation made by or on behalf of the Landlord except any such statement or representation that is expressly set out in this Lease.

7.3       Suspension of Rent

If the Premises or the access there to is destroyed or damaged by any of the Insured Risks as listed in the Superior Lease so as to make the Premises or access thereto unfit for beneficial occupation or use or reasonable access to the Premises unavailable and the insurance effected by the Landlord has not been vitiated or payment of the policy monies wholly or partly withheld or refused by reason of any act neglect or default or omission of the Tenant or any person deriving title under the Tenant or their respective servants agents licensees or invitees the Rent or a fair proportion thereof according to the nature and extent of the damage shall not be payable until the Premises are again rendered fit for beneficial use and (as the case may be) occupation and any dispute shall be referred to the award of a single arbitrator to be appointed in default of agreement upon the application of the Landlord by the President for the time being of the Royal Institute of Chartered Surveyors in accordance with the provisions of the Arbitration Act 1996.

7.4        Lien

The Landlord shall be entitled to sell any goods on which it may have a lien pursuant to this Lease which have been left at the Premises for more than ten (10) Business Days after the end of the Term (howsoever determined) at such price and upon such terms as the Landlord in its discretion may think fit and the net proceeds of any such sale shall be applied firstly towards payment of any such sums due by the Tenant to the Landlord and any balance shall be paid to the Tenant after deduction of all reasonable costs and expenses incurred by the Landlord.

7.5       No Implied Easements

Nothing in this Lease shall operate expressly or impliedly to confer upon or grant to the Tenant any easement right or privilege other than those expressly hereby granted.

7.6       No Warranty as to Use

Nothing in this Lease or in any consent granted by the Landlord under this Lease is to imply or warrant either the state or condition of the Premises or that the Premises may be lawfully used under the Planning Acts for the Permitted Use.

7.7       Landlord’s Obligations

Nothing in the Lease shall by implication or otherwise render the Landlord obliged to do anything that the Landlord has not specifically covenanted to do.

7.8       Jurisdiction

Disputes and differences between the parties arising out of or in relation to this Lease shall be referred to the exclusive jurisdiction of the English Courts This Lease shall be governed by and construed in accordance with English Law.

7.9	Contracts (Rights of Third Parties) Act

The parties hereby confirm that notwithstanding any other provision of this Lease this Lease shall not and shall not purport to confer on any third party any right to enforce any term of this agreement for the purposes of the Contracts (Rights of Third Parties) Act 1999.

8.	TENANT OPTION TO BREAK

8.1	The Tenant may terminate this lease by serving a Break Notice on the Landlord at least six months before the relevant Break Date.

8.2	A Break Notice served by the Tenant shall be of no effect if, at the Break Date stated in the Break Notice:

8.2.1	the Tenant has not paid any part of the Rent, or any VAT in respect of it, which was due to have been paid; or

8.2.2	there is a subsisting material breach of any of the tenant covenants of this lease.

8.3	Subject to Clause 8.2, following service of a Break Notice this lease shall terminate on the relevant Break Date.

8.4	Termination of this lease on a Break Date shall not affect any other right or remedy that either party may have in relation to any earlier breach of this lease.

8.5
If this lease terminates in accordance with Clause 8.1 then, within 30 Business Days after the relevant Break Date, the Landlord shall refund to the Tenant the proportion of the Rent, and any VAT paid in respect of it, for the period from and excluding the relevant Break Date up to and excluding the next Rent Payment Date, calculated on a daily basis.

9.	RENT REVIEW
9.1
In this clause the “President” is the President for the time being of the Royal Institution of Chartered Surveyors or a person acting on his behalf, and the “Surveyor” is the independent valuer appointed pursuant to clause 9.8.

9.2	The amount of Rent shall be reviewed on the Review Date to equal:

9.2.1	the Rent payable immediately before the Review Date (or which would then be payable but for any abatement or suspension of the Rent or restriction on the right to collect it) or, if greater;

9.2.2	the open market rent agreed or determined pursuant to this clause (the New Rent).

9.3	The New Rent may be agreed between the Landlord and the Tenant at any time before it is determined by the Surveyor.

9.4
If the Landlord and the Tenant have not agreed the New Rent, either of them may, not earlier than three months before the Review Date or at any time, after the Review Date, require the market rent to be determined by the Surveyor.

9.5	The open market rent shall be the amount that the Surveyor determines is the annual rent (exclusive of any VAT) at which the Premises could reasonably be expected to be let:

9.5.1	in the open market;

9.5.2	at the Review Date;

9.5.3	on the assumptions listed in clause 9.6; and

9.5.4	disregarding the matters listed in clause 9.7.

9.6	The assumptions are:

9.6.1	the Premises are available to let in the open market:

(a)	by a willing lessor to a willing lessee;

(b)	as a whole;

(c)	with vacant possession;

(d)	without a fine or a premium;

(e)	for a term equal to the unexpired residue of the Term at the Review Date or a term of two years commencing on the Review Date, if longer; and

(f)	otherwise on the terms of this Lease other than as to:

(i)	the amount of the Rent;

(ii)	the inclusion of clause 8 (Tenant’s option to determine); and

(iii)	the inclusion of provisions for review of the Rent.

9.6.2	the willing lessee has had the benefit of any rent-free or other concession or contribution which would be offered in the open market at the Review Date in relation to fitting out works at the Premises;

9.6.3	the Premises may lawfully be used and occupied, and are in a physical state to enable them to be lawfully used any occupied, by the willing lessee (or any potential undertenant or assignee of the willing lessee) for any purpose permitted by this Lease;

9.6.4	the Tenant has fully complied with their obligations in this Lease;

9.6.5	if the Premises or any means of access to them have been destroyed or damaged, they have been fully restored;

9.6.6	no work has been carried out on the Premises that has diminished their rental value;

9.6.7	any fixtures, fittings, machinery or equipment supplied to the Premises by the Landlord that have been removed by or at the request of the Tenant or its predecessors in title (otherwise than to comply with any law) remain at the Premises; and

9.7	The matters to be disregarded are:

9.7.1	any effect on rent of the fact that the Tenant or any of their predecessors in business have been in occupation of the Premises;

9.7.2	any goodwill attached to the Premises by reason of any business carried out there by the Tenant or by any of their predecessors in business;

9.7.3	any effect on rent attributable to any physical improvement to the Premises carried out after the date of the Previous Leases, by or at the expense of the Tenant or any of their predecessors in business with all necessary consents, approvals and authorisations and not pursuant to an obligation to the Landlord (other than an obligation to comply with any law);

9.7.4	any effect on rent of any obligation on the Tenant to fit out the Premises;

9.7.5	any statutory restriction on rents or the right to recover them.

9.8	The Surveyor shall be an independent valuer who is a Member or Fellow of the Royal Institution of Chartered Surveyors. The Landlord and the Tenant may, by agreement, appoint the Surveyor at any time before either of them applies to the President for the Surveyor to be appointed.

9.9	The Surveyor shall act as an expert and not as an arbitrator. The Surveyor shall determine the open market rent. The Surveyor’s decision shall be given in writing, and the Surveyor shall provide reasons for any determination. The Surveyor’s written decision on the matters referred to him shall be final and binding in the absence of manifest error or fraud.

9.10	The Surveyor shall give the Landlord and the Tenant an opportunity to make written representations to the Surveyor and to make written counter-representations commenting on the representations of the other party to the Surveyor. The parties will provide (or procure that others provide) the Surveyor with such assistance and documents as the Surveyor reasonably requires for the purpose of reaching a decision.

9.11	If the Surveyor dies, or becomes unwilling or incapable of acting, or unreasonably delays in making any determination, then either the Landlord or the Tenant may apply to the President to discharge the Surveyor and clause 9.8 shall then apply in relation to the appointment of a replacement.

9.12	The fees and expenses of the Surveyor and the cost of the Surveyor’s appointment and any counsel’s fees, or other fees, reasonably incurred by the Surveyor shall be payable by the Landlord and the Tenant in the proportions that the Surveyor directs (or if the Surveyor makes no direction, then equally). The Landlord and the Tenant shall otherwise each bear their own costs in connection with the rent review.

9.13	Time shall not be of the essence for the purposes of this clause.

9.14	If at any time there is a guarantor, the guarantor shall not have any right to participate in the review of the Rent.

10.	EXCLUSION OF SECURITY OF TENURE

The Landlord has served on the Tenant a notice on the form set out in schedule 1 to the Regulatory Reform (Business Tenancies) (England and Wales) Order 2003 (the Order) and the Tenant has made a statutory declaration in the form set out in paragraph 8 of schedule 2 to the Order and the parties agree that the provisions of sections 24-28 (inclusive) of the Landlord and Tenant Act 1954 shall not apply to this Lease.

This document has been executed as a deed and is delivered and takes effect on the date stated at the beginning of it.

Executed as a deed by ADC Therapeutics (UK)
Limited acting by a director in the presence of:

/s/ Michael Forer

Michael Forer, Director

Signature	/s/ CHRISTINE WAITE

Witness Name	CHRISTINE WAITE

Address	CHEMIN PRES LES BOIS 56, 1066 EPALINGES

Occupation	OFFICE & ADMINISTRATION MANAGER

Signed as a deed by QUEEN MARY BIOENTERPRISES LIMITED	/s/ Thomas T MacDonald
acting by one director and the company secretary or by two directors	Director /s/ R. Richmond
Director/Secretary